EXHIBIT 10.2
COMPENSATION AGREEMENT
This COMPENSATION AGREEMENT (the “Agreement”) has been made and entered into as of this 25th day of June, 2007 by and between CORUS BANK, N.A. (the “Company”) and MICHAEL STEIN (individually “Executive” or “Mr. Stein” and, collectively with the Company, the “Parties”).
WITNESSETH:
WHEREAS, the Company has heretofore established the Corus Bank Commission Program for Commercial Loan Officers (the “Commission Program”); and
WHEREAS, the undersigned executive officer, Michael Stein, has been a participant in the Commission Program;
WHEREAS, Section 21 of the Commission Program provides that “Management reserves the right to modify or cancel this Commission Program at any time for any officer or all officers in its sole discretion;”
WHEREAS, the Parties previously entered into a Commission Agreement and Release dated December 12, 2006 (the “Prior Agreement”), which provides that Executive will not participate in the Commission Program with respect to loans originated after October 31, 2005;
WHEREAS, the Parties desire to set forth their respective rights and obligations with respect to the modification of Executive’s compensation package and the modification of Executive’s participation in the Commission Program;
NOW, THEREFORE, in consideration of the covenants and conditions set forth herein, the Parties, intending to be legally bound, agree as follows:
1.	Salary Compensation. The Parties hereby agree that during the 2007 calendar year, Executive’s salary compensation shall be $400,000, retroactive to the beginning of the year. For 2008 and all subsequent calendar years, Executive’s salary compensation shall be determined in accordance with Company’s normal salary review procedures and nothing herein shall obligate the Company to pay Executive a salary of any amount, or any salary whatsoever, in such future years. Executive’s salary compensation shall be paid in accordance with Company’s normal payroll practices and shall be subject to any applicable withholdings required by law. As soon as practical, but no later than the second payroll date after execution of this Agreement, Company shall make a one-time payment of additional salary to bring the year-to-date salary compensation up to what it would have been if Executive’s annual salary had been $400,000 since the beginning of the year.

2.	Cash Bonus Compensation. The Parties hereby agree that for the calendar year 2007, Executive’s cash bonus will be $400,000, payable on the second to last payroll cycle of the year. Nothing in this Agreement shall obligate the Company to pay Executive a cash bonus of any amount, or any bonus at all, in 2008 and subsequent calendar years, and payment of a bonus, if any, in such years shall be subject to the Company’s normal bonus compensation procedures. Any bonus compensation due to Executive shall be paid in accordance with Company’s normal payroll practices and shall be subject to any applicable withholdings required by law.
3.	Restricted Stock Compensation. For the calendar year 2007, Executive shall receive a grant of 30,000 shares of restricted stock under the Corus Bankshares, Inc. Equity Award and Incentive Plan. Nothing in this Agreement shall obligate the Company to make restricted stock or stock option grants to Executive in 2008 or subsequent calendar years in any amount, or at all. However, even though Company is not required to provide any restricted stock or stock option grants in 2008 or thereafter, nothing in this agreement will be construed to suggest that Executive is ineligible to receive such compensation pursuant to the Company’s programs, at the Company’s sole discretion.
Any compensation relating to the grant of restricted stock or stock options to Executive shall be handled in accordance with Company’s normal payroll practices and shall be subject to any applicable withholdings required by law.
4.	Commission Program Compensation. The Parties hereby agree to the following with respect to Executive’s participation in the Commission Program. For purposes of this Agreement, the Commission Program is governed by the Commission Program Guidelines dated 11/1/2006, unless Executive consents in writing to any subsequent version of the Commission Program Guidelines, in which case such subsequent version would govern.
a.	Loans originated prior to November 1, 2005, other than the three loans listed at the end of this section, are referred to as the “Released Loans.” The Loans listed at the end of this section are referred to as the “CLG Loans.”
b.	Effective January 1, 2007, Executive shall not receive any additional commissions under the Commission Program with respect any Released Loans, but shall continue to share in losses pertaining to such loans as provided for in the Commission Program. Losses shall be limited to amounts in holdback and shall not be deducted from any current year’s salary or bonus.
c.	Subject to the terms and conditions of the Commission Program, Executive shall continue to earn commissions and share in losses with respect to the CLG Loans. Losses shall be limited to amounts in holdback and shall not be deducted from any current year’s salary or bonus.
d.	The Executive’s Holdback, as of this date, is comprised of the following: 208,996 shares of Corus stock and 26.9 units of S&P 500 index. The Executive’s Holdback will be paid out, held back or reduced for the Executive’s share of any losses on the Released Loans or the CLG Loans in the manner described in the Commission Program.

e.	Pursuant to the Prior Agreement, Executive ceased participation in the Commission Program, effective January 1, 2006, with respect to loans originated after October 31, 2005 and shall neither receive commissions nor share in any losses incurred with respect to such loans.
“CLG Loans” shall mean those three loans with account numbers 62030-10547, 64320-10715 and 63950-10673 with a total balance of $16,376,833 as of March 31, 2007 (and a total remaining unfunded commitment of $1,302,000).
5.	Release of Claims.
a.	Executive agrees, in consideration of the compensation and rights set forth in this Agreement, which compensation he is not entitled to absent execution of this agreement, to release and discharge the Company from any and all claims or causes of action arising out of Executive’s cessation of receipt commissions on loans other than the CLG Loans, as described above, or arising out of the cancellation of bonuses or benefits of any kind or nature as a result of such cessation.
b.	Executive acknowledges that he may have claims that he may not have discovered that would be released by the preceding clause 5. Executive acknowledges that he fully intends to release any and all such unknown or suspected claims, provided that they fall within the scope of the preceding clause 5.
6.	Effective Date. This Agreement is only valid if signed by Executive as provided below:
a.	Executive acknowledges that Company has provided him with a reasonable amount of time from the date upon which this Agreement is delivered to him within which to consider the terms and effect of this Agreement. Executive voluntarily waives any right he may have, prior to signing this Agreement, to additional time with which to consider the Agreement.
b.	Company hereby advises Executive to consult with an attorney prior to signing this Agreement.
c.	Executive has three (3) days following the date he signs this Agreement during which to revoke it, by notifying in writing, Robert Glickman at 3959 N. Lincoln Ave., Chicago, IL 60613 (773) 832-3456.
7.	General.
a.	This Agreement contains the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, if any, with respect hereto and cannot be modified, amended, waived or terminated, in whole or in part, except in writing signed by the party to be charged. This Agreement shall not alter the effectiveness of the Prior Agreement, except that this Agreement supersedes the provisions of clause 1(b) of the Prior Agreement.

b.	The provisions of this Agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provisions in any other jurisdiction, or any other clause or provision of this Agreement in any other jurisdiction.
c.	This Agreement shall be governed by the laws of the State of Illinois without giving effect to principles of conflicts of laws.
EXECUTIVE HEREBY ACKNOWLEDGES THAT, BEFORE ENTERING INTO THIS AGREEMENT, HE HAS RECEIVED A REASONABLE PERIOD OF TIME WITHIN WHICH TO CONSIDER ALL OF THE PROVISIONS CONTAINED IN THIS AGREEMENT, THAT HE HAS FULLY READ AND UNDERSTANDS ALL OF THE TERMS, CONTENTS, CONDITIONS AND EFFECTS OF ALL PROVISIONS OF THIS AGREEMENT, THAT NO PROVISION OR REPRESENTATION OF ANY KIND HAS BEEN MADE, EXCEPT THOSE EXPRESSLY STATED IN THIS AGREEMENT, AND THAT HE ENTERS INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS BEEN ENCOURAGED TO CONSULT WITH AN ATTORNEY OF HIS OWN CHOOSING CONCERNING ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereof have executed this Agreement.

CORUS BANK, N.A.

By:	/s/ Robert J. Glickman

Robert J. Glickman
President & CEO

Date:	June 25, 2007

/s/ Michael G. Stein

Michael G. Stein

Date:	June 25, 2007

STATE OF Illinois	)
		)	ss:
COUNTY OF Cook	)
On June 25, 2007, before me personally came Robert Glickman and Michael Stein to me known and known to me to be the individual described in, and who executed, the foregoing Agreement, and duly acknowledged to me that he executed the same.

/s/ Eva Hehn

Notary Public